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                                                                    Exhibit 99.1

Internet Capital Group Agrees to Accept Offer to Sell Its Stake in ICG Asia to Hong Kong-based Partner Hutchison Whampoa

WAYNE, Pa.--June 20, 2001

Sale Will Support Continued Focus On Key Partner Companies

Internet Capital Group, Inc. (NASDAQ:ICGE) (ICG), a leading business-to-business e-commerce company, today announced an offer for its stake in ICG Asia Limited (ICG Asia) from a subsidiary of Asian conglomerate Hutchison Whampoa Limited (Hutchison) and Reading Investments Limited (RIL) for HK$0.25 per share.

Pursuant to an agreement with Hutchison and RIL, ICG has agreed to accept this offer. Together with the proceeds of the sale of the assets of ICG Japan, the sale is expected to generate proceeds of approximately US$100 million.

"The decision to sell our stake in ICG Asia is part of our aggressive effort to focus on our key partner companies. The transaction frees up valuable resources to support this business objective, while further strengthening our liquidity position," said Walter W. Buckley, president and chief executive officer of ICG. "We hope to continue to leverage a strong working relationship with Hutchison as we build our partner companies into B2B e-commerce leaders by delivering products and services that increase efficiencies and reduce costs for customers around the world."

"The partnership with ICG has been valuable to both sides," added Canning Fok, group managing director of Hutchison. "ICG has deep industry and operational expertise, and remains a preferred partner when the right opportunities arise again."

Hutchison, together with RIL, announced a voluntary conditional cash offer to acquire the entire issued share capital of ICG Asia and a voluntary conditional cash offer to acquire certain warrants over its shares (together, the Offers). The Offers will comprise HK$0.25 in cash for each ICG Asia share and HK$1 for each warrant.

ICG, through its affiliates, expects to receive the sale proceeds in respect of 2,946,206,525 shares and one warrant for the group's stake in ICG Asia. Such entities have undertaken to accept the Offers pursuant to an agreement entered into with Hutchison and RIL (earlier today).

The Offers are conditional on certain matters. ICG's affiliates will accept the Offers on the second day following the posting of the formal offer document (which will take place within 21
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days) whereupon Hutchison and RIL will declare the Offers unconditional in all respects and Hutchison will become the controlling shareholder of ICG Asia.

About Internet Capital Group

Internet Capital Group, Inc. (http://www.internetcapital.com) is an Internet company actively engaged in business-to-business e-commerce through a network of partner companies.

The company's primary goal is to build companies that can obtain number one or number two positions in their respective markets by delivering software and services to help businesses increase efficiency and reduce costs.

It provides operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 60 business-to-business e-commerce companies. Headquartered in Wayne, Pa., Internet Capital Group has offices in San Francisco, Boston and London.